UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                                    OMB APPROVAL

                                                           OMB Number: 3235-0145
                                                      Expires: December 31, 2005

                                                        Estimated average burden
                                                       hours per response.....11

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*


                         MEMC Electronic Materials, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   552715-10-4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


           Richard A. Ekleberry                             Julia Ogita Chang                              Linda D. Barker
           Texas Pacific Group                       Leonard Green & Partners, L.P.                      The TCW Group, Inc.
     301 Commerce Street, Suite 3300            11111 Santa Monica Boulevard, Suite 2000          865 S. Figueroa Street, Suite 1800
           Fort Worth, TX 76102                           Los Angeles, CA 90025                         Los Angeles, CA 90017
              (817) 871-4000                                 (310) 954-0438                                 (213) 244-0000

                                                                 With copies to:


                                             Howard A. Sobel, Esq.                                            Charles F. Niemeth
                                                Latham & Watkins       Jennifer Bellah Maguire, Esq.        O'Melveny & Myers LLP
            Paul J. Shim, Esq.                 885 Third Avenue,        Gibson, Dunn & Crutcher LLP           Time Square Tower
   Cleary Gottlieb Steen & Hamilton LLP            Suite 1000             333 South Grand Avenue                7 Time Square
            One Liberty Plaza                  New York, NY 10022          Los Angeles, CA 90071              New York, NY 10036
            New York, NY 10006                   (212) 906-1200               (213) 229-7000                    (212) 326-2000
              (212) 225-2000
------------------------------------------------------------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                                               December 30, 2004
------------------------------------------------------------------------------------------------------------------------------------
                                       (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1746 (11-02)

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 2 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TPG Wafer Holdings LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    00 - Contributions of Partners of Affiliates

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 3 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TPG Wafer Partners LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    00 - Contributions of Partners of Affiliates

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 4 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TPG Advisors III, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 5 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    T3 Advisors, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 6 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    T3 Advisors II, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 7 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Green Equity Investors III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    OO - Contribution of Partners

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 8 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Green Equity Investors Side III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    OO - Contribution of Partners

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                         Page 9 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    GEI Capital III, LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO - Limited Liability Company

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 10 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    LGP Management, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 11 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Leonard Green & Partners, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    AF

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 12 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine Partners III, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 13 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine Trust III

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Trust)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 14 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    The TCW Group, Inc.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Nevada
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    HC, CO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 15 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW Asset Management Company

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    California
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    HC, CO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 16 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine III, LLC

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    Not Applicable.

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    OO (Limited Liability Company)

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
CUSIP No. 552715-10-4                                        Page 17 of 25 Pages


1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    TCW/Crescent Mezzanine Partners III Netherlands, L.P.

2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) |_|
                                                                  (b) |X|

3   SEC USE ONLY

4   SOURCE OF FUNDS*

    WC

5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
    ITEMS 2(d) or 2(e)                                                       |_|

6   CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware
                          7  SOLE VOTING POWER
  NUMBER OF SHARES
BENEFICIALLY OWNED BY
  EACH REPORTING          8  SHARED VOTING POWER
      PERSON                 141,943,193 (See Items 4 and 5.)
       WITH
                          9  SOLE DISPOSITIVE POWER


                         10  SHARED DISPOSITIVE POWER
                             141,943,193 (See Items 4 and 5.)

11  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    141,943,193 (See Items 4 and 5.)

12  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*   |_|

13  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    63.4% (See Items 4 and 5.)

14  TYPE OF REPORTING PERSON*

    PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                  This Amendment No. 8 (this "Amendment") supplements Items 4 and 7 of the Schedule 13D (the "Schedule") filed on November 21, 2001, as amended by Amendment No. 1 dated January 31, 2002, Amendment No. 2 dated August 9, 2002, Amendment No. 3 dated September 30, 2002, Amendment No. 4 dated May 22, 2003, Amendment No. 5 dated June 3, 2003, Amendment No. 6 dated September 19, 2003 and Amendment No. 7 dated February 17, 2004 by the Reporting Persons with respect to the Common Stock of the Company. All capitalized terms used but not defined in this Amendment have the meanings ascribed to such terms in the Schedule.

Item 4.           Purpose of Transaction.
                  ----------------------

                  Early Redemption of Senior Subordinated Notes Due 2007

                  On December 29, 2004, the Company entered into Amendment No. 3 to the Amended and Restated Indenture dated December 21, 2001, among the Company, Citibank, N.A., as trustee, and Citicorp USA, Inc., as collateral agent, as previously amended by Amendment No. 1 to the Amended and Restated Indenture dated March 27, 2002, and as further amended by Amendment No. 2 to the Amended and Restated Indenture dated March 3, 2003 (as so amended, the "Indenture"). Pursuant to Amendment No. 3 to the Amended and Restated Indenture, the Indenture was amended to, among other things, allow the Company to redeem all or any part of the Senior Subordinated Notes Due 2007 (the "Senior Notes") at the Company's option at any time on or after the effective date of the amendment at a redemption price of 100.0% of the outstanding principal amount of the Senior Notes plus accrued and unpaid interest to the redemption date. All of the Senior Notes are held by certain Reporting Persons or entities affiliated with the Reporting Persons. On December 30, 2004, the Company redeemed the Senior Notes in full. The redemption price, including accrued interest, was approximately $67.7 million.



Item 7.           Material to be Filed as Exhibits.

Exhibit 31 Amendment No. 3, dated as of December 29, 2004, to the Amended and Restated Indenture, dated as of December 21, 2001 among MEMC Electronic Materials, Inc., Citibank, N.A. and Citicorp USA, Inc.*


--------------------
* Incorporated by reference to the Company's Current Report on Form 8-K, dated December 29, 2004.

                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Holdings LLC is true, complete and correct.

Dated:  January 4, 2005

                                                TPG WAFER HOLDINGS LLC


                                                By:  /s/ Richard A. Ekleberry
                                                     ---------------------------
                                                     Name:  Richard A. Ekleberry
                                                     Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Wafer Partners LLC is true, complete and correct.

Dated:  January 4, 2005

                                                TPG WAFER PARTNERS LLC


                                                By:   /s/ Richard A. Ekleberry
                                                     ---------------------------
                                                     Name:  Richard A. Ekleberry
                                                     Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TPG Advisors III, Inc. is true, complete and correct.

Dated:  January 4, 2005

                                                TPG ADVISORS III, INC.


                                                By:   /s/ Richard A. Ekleberry
                                                     ---------------------------
                                                     Name:  Richard A. Ekleberry
                                                     Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors, Inc. is true, complete and correct.

Dated:  January 4, 2005

                                                T3 ADVISORS, INC.


                                                By:   /s/ Richard A. Ekleberry
                                                     ---------------------------
                                                     Name:  Richard A. Ekleberry
                                                     Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to T3 Advisors II, Inc. is true, complete and correct.

Dated:  January 4, 2005

                                                T3 ADVISORS II, INC.


                                                By:   /s/ Richard A. Ekleberry
                                                     ---------------------------
                                                     Name:  Richard A. Ekleberry
                                                     Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors III, L.P. is true, complete and correct.

Dated:  January 4, 2005

                                           GREEN EQUITY INVESTORS III, L.P.

                                           By:  GEI Capital III, LLC, its
                                                General Partner


                                                By:   /s/ Jonathan D. Sokoloff
                                                     ---------------------------
                                                Name:  Jonathan D. Sokoloff
                                                Title:  Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to GEI Capital III, LLC is true, complete and correct.

Dated:  January 4, 2005

                                           GEI CAPITAL III, LLC



                                                By:   /s/ Jonathan D. Sokoloff
                                                     ---------------------------
                                                Name:  Jonathan D. Sokoloff
                                                Title:  Manager


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to LGP Management, Inc. is true, complete and correct.

Dated:  January 4, 2005

                                           LGP MANAGEMENT, INC.



                                                By:   /s/ Jonathan D. Sokoloff
                                                     ---------------------------
                                                Name:  Jonathan D. Sokoloff
                                                Title: Vice President

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Leonard Green & Partners, L.P., is true, complete and correct.

Dated:  January 4, 2005

                                           LEONARD GREEN & PARTNERS, L.P.

                                           By:   LGP Management, Inc., its
                                                 General Partner



                                                By:   /s/ Jonathan D. Sokoloff
                                                     ---------------------------
                                                Name:  Jonathan D. Sokoloff
                                                Title: Vice President


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to Green Equity Investors Side III, L.P. is true, complete and correct.

Dated:  January 4, 2005

                                           GREEN EQUITY INVESTORS SIDE III, L.P.

                                           By:   GEI Capital III, LLC, its
                                                 General Partner


                                                By:   /s/ Jonathan D. Sokoloff
                                                     ---------------------------
                                                Name:  Jonathan D. Sokoloff
                                                Title: Manager

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III, L.P. is true, complete and correct.

Dated:  January 4, 2005

                                            TCW/CRESCENT MEZZANINE PARTNERS III,
                                            L.P.


                                            By: TCW/Crescent Mezzanine III, LLC,
                                                its general partner


                                                By:   /s/ Linda D. Barker
                                                     ---------------------------
                                                Name:  Linda D. Barker
                                                Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Partners III Netherlands, L.P. is true, complete and correct.

Dated:  January 4, 2005

                                            TCW/CRESCENT MEZZANINE PARTNERS III
                                            NETHERLANDS, L.P.


                                            By: TCW/Crescent Mezzanine III, LLC,
                                                its general partner


                                                By:   /s/ Linda D. Barker
                                                     ---------------------------
                                                Name:  Linda D. Barker
                                                Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine Trust III is true, complete and correct.

Dated:  January 4, 2005

                                            TCW/CRESCENT MEZZANINE TRUST III


                                            By: TCW/Crescent Mezzanine III,
                                                LLC, its managing owner


                                                By:   /s/ Linda D. Barker
                                                     ---------------------------
                                                Name:  Linda D. Barker
                                                Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to The TCW Group, Inc. is true, complete and correct.

Dated:  January 4, 2005

                                               THE TCW GROUP, INC.


                                                By:   /s/ Linda D. Barker
                                                     ---------------------------
                                                    Name:  Linda D. Barker
                                                    Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW Asset Management Company is true, complete and correct.

Dated:  January 4, 2005

                                               TCW ASSET MANAGEMENT COMPANY


                                                By:   /s/ Linda D. Barker
                                                     ---------------------------
                                                    Name:  Linda D. Barker
                                                    Title: Authorized Signatory

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement with respect to TCW/Crescent Mezzanine III, LLC is true, complete and correct.

Dated:  January 4, 2005

                                               TCW/CRESCENT MEZZANINE III, LLC


                                                By:   /s/ Linda D. Barker
                                                     ---------------------------
                                                    Name:  Linda D. Barker
                                                    Title: Authorized Signatory